Exhibit 99.1

COMMUNITY HEALTH SYSTEMS ANNOUNCES THAT CHIEF FINANCIAL OFFICER

THOMAS J. AARON WILL RETIRE AT END OF THE YEAR

ASSISTANT CHIEF FINANCIAL OFFICER KEVIN HAMMONS TO SUCCEED AARON

FRANKLIN, Tenn. (December 12, 2019) – Community Health Systems, Inc. (NYSE: CYH) announced today that Thomas J. Aaron, Executive Vice President and Chief Financial Officer, will retire from his executive management position on December 31, 2019. Aaron joined Community Health Systems in November 2016 as Senior Vice President of Finance and has served as the Company’s Chief Financial Officer since May 2017. Upon his retirement, Aaron is expected to enter into a two-year consulting agreement with the Company, under which he will advise the Company’s management team on its margin improvement programs. In addition, Aaron has recently joined the board of directors of a publicly traded company.

Kevin Hammons, who currently serves as Senior Vice President, Assistant Chief Financial Officer and Treasurer, will be appointed Executive Vice President and Chief Financial Officer immediately following Aaron’s retirement, effective January 1, 2020. Hammons joined Community Health Systems in 1997 and has held numerous financial leadership roles during his more than 20-year tenure, including overseeing accounting and financial reporting, SEC reporting, budgeting, design and implementation of financial systems and processes, capital market transactions, corporate finance and treasury management functions, and the Company’s divestiture program. Hammons was appointed Assistant Chief Financial Officer in 2017 and has served as the Company’s Treasurer since 2018. He has also previously served as the Company’s Chief Accounting Officer. Prior to joining Community Health Systems, Hammons served for ten years in various positions in the Assurance and Advisory Services practice at Ernst & Young, serving both public and privately held companies. Hammons holds a bachelor of arts degree from Malone University, where he also serves as a member of its Board of Trustees. He is a Certified Public Accountant.

Commenting on the announcement, Wayne T. Smith, chairman and chief executive officer of Community Health Systems, Inc., said, “When Tom Aaron joined Community Health Systems, we were in the midst of a transitional period with numerous strategic initiatives underway, and Tom has been instrumental in advancing this work, including significant accomplishments in refinancing Company debt to provide the Company with more flexibility and opportunities to advance in our markets. Tom also played a major role in our divestiture program to create a stronger portfolio of markets and has led internal optimization efforts to improve margins, increase efficiencies, and enhance the value of the organization. Our Board of Directors and management team are deeply grateful for Tom’s meaningful contributions and look forward to working with him in his new role as a strategic consultant to the Company.”

Smith added, “Kevin Hammons is uniquely and highly qualified to assume the role of Chief Financial Officer based on his more than 20 years of financial leadership roles and responsibilities at Community Health Systems. I am confident Kevin will continue to lead and execute strategies that improve the Company’s financial performance and help position Community Health Systems for future success. Kevin is supported by a very tenured and committed finance team. He is also highly regarded by our Board and executive management group. We are confident this will be a smooth and seamless leadership transition for our organization.”

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CYH Announces that Chief Financial Officer Thomas J. Aaron Will Retire at End of the Year

December 12, 2019

About Community Health Systems, Inc.

Community Health Systems, Inc. is one of the largest publicly traded hospital companies in the United States and a leading operator of general acute care hospitals in communities across the country. The Company, through its subsidiaries, owns, leases or operates 102 affiliated hospitals in 18 states with an aggregate of approximately 17,000 licensed beds. The Company’s headquarters are located in Franklin, Tennessee, a suburb south of Nashville. Shares in Community Health Systems, Inc. are traded on the New York Stock Exchange under the symbol “CYH.” More information about the Company can be found on its website at www.chs.net.

Forward-Looking Statements

Statements contained in this news release regarding potential transactions, operating results, and other events are forward-looking statements that involve risk and uncertainties. Actual future events or results may differ materially from these statements. Readers are referred to the documents filed by Community Health Systems, Inc. with the Securities and Exchange Commission, including the Company’s annual report on Form 10-K, current reports on Form 8-K and quarterly reports on Form 10-Q. These filings identify important risk factors and other uncertainties that could cause actual results to differ from those contained in the forward-looking statements. The Company undertakes no obligation to revise or update any forward-looking statements, or to make any other forward-looking statements, whether as a result of new information, future events or otherwise.

Investor Contacts: Thomas J. Aaron, 615-465-7000 Executive Vice President and Chief Financial Officer or	Media Contact: Tomi Galin, 615-628-6607 Senior Vice President, Corporate Communications, Marketing and Public Affairs

Ross W. Comeaux, 615-465-7012

Vice President – Investor Relations

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